UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01  Other Events

On April 28, 2008, Dr. Scott A. Shapiro gave a presentation at the annual meeting of the American Association of Neurological Surgeons entitled “Diminution of Pain in Acute Spinal Cord Injury Treated with Oscillating Field Stimulation”. Dr. Shapiro is the principal investigator in the phase Ia study of the use of the Andara™ OFS™ System in 14 spinal cord injury patients that is being used to support our HDE submission.

In the pilot study the incidence of pain after spinal cord injury and treatment with the Andara™ OFS™ System was measured at various timepoints using the 10 point visual analog scale (VAS), where a score of 0 indicates no pain and a score of 10 indicates the most severe pain. The average VAS score of the Andara™ OFS™ patients at two weeks (several days after implantation with the device) was 2.65 with a range from 0 to 7. At one year their average VAS score was 0.73 with a range from 0 to 3.66. None of the patients had any neuropathic pain, which is a burning, unremitting pain.

These results were contrasted with published literature regarding patients with spinal cord injury, which indicates that 30 - 60% of these patients can be expected to have moderate or severe pain which is often associated with psychological and psychiatric conditions, and is severe enough to impair or prevent optimal physical function and daily living. The typical spinal cord injury pain is also very resistant to adequate treatment with standard treatment protocols and often requires invasive interventions for control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: May 2, 2008